Form of E-mail Employee Communication
Exhibit 99.1

June 17, 2009

To:           All Sigma Designs Employees

Stock Option Exchange Program

In the face of this unprecedented economic downturn, Sigma Designs remains focused on delivering value to its customers, partners and shareholders. Our goals remain unchanged even in this challenging environment.  We have led the industry with our IPTV and connected media player solutions and seek to build on our technology leadership for the benefit of our customers and partners and, ultimately, for our shareholders.  We also want our employees to share in the success. That’s why we are pleased to announce that we will submit a proposal to Sigma’s shareholders to approve a one-time stock option exchange program.

The steady decline in our stock price over the past year has been tough on shareholders and employees alike. Many of our employees hold outstanding stock options that were granted when the price of our stock was higher, which means that many employees currently have stock options that are “underwater” — the exercise price is higher than our current stock price.

Our proposal, which will be voted on at the Sigma Designs Annual Meeting of Shareholders on July 30, 2009, is to offer a one-time stock option exchange program that would permit employees who hold certain eligible stock options to exchange their stock options for replacement stock options that will have a new exercise price that reflects Sigma’s stock price at the time the program is completed.

If it is approved by our shareholders, the stock option exchange program will provide a one-time opportunity for eligible employees to voluntarily exchange certain of their stock options for fewer replacement stock options with a lower exercise price and a new vesting schedule. Sigma’s executive leadership team and board of directors will not be eligible to participate. We believe the program is beneficial for employees, the company and shareholders.

More information on the proposed option exchange program can be found in our preliminary proxy statement filed with the Securities and Exchange Commission on June 16, 2009. In addition, attached to this email is set of Questions and Answers that provides preliminary information about the proposed option exchange program, which stock option grants will be eligible to be exchanged and how the exchange will work.

Due to legal requirements, executives, managers and human resources staff cannot respond to your individual questions regarding this program, and they cannot advise you as to whether or not you should participate if the program is approved by our shareholders. For now, you should refer to the attached Questions and Answers as well as our preliminary proxy statement for additional information about the exchange program.  If the program is approved by our shareholders, we plan to distribute additional information.

Our most important asset is the skill of our employees.  We are very pleased to propose the stock option exchange program and excited about the possibility it creates for Sigma’s employees to share in the rewards of our future success.

Best regards,

Thinh Q. Tran
President & Chief Executive Officer
Sigma Designs, Inc.

Sigma Designs has not initiated the Option Exchange Program and will not do so unless it receives approval from its shareholders at its 2009 Annual Meeting of Shareholders. Even if shareholder approval is obtained, Sigma Designs may still decide not to implement the program or to delay its implementation. If the program is commenced, Sigma Designs will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC). If you are eligible to participate in the program, you should read the Tender Offer Statement and other related materials when they become available because they will contain important information about the Option Exchange Program. Sigma Design shareholders and option holders will be able to obtain these written materials and other documents filed by Sigma Designs with the SEC free of charge from the SEC’s website at https//:www.sec.gov.

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